Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated May 23, 2022 with respect to the audited consolidated balance sheets of Fast Casual Concepts, Inc. and Subsidiary (the Entity) as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

July 7, 2022